SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the
                    Securities Exchange Act of 1934
                       (Amendment No. ___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement   [_]   Confidential, for Use of the
                                         Commission Only (as permitted by
                                         Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                BRAUVIN REAL ESTATE FUND L.P. 4
        (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

     (1) Title of each class of securities to which transaction applies:
            Units of Limited Partnership Interest

     (2)    Aggregate number of securities to which transaction applies:
            9,550 Units

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            $2,554.30
            (bona fide estimate of the fair market value of the
             Properties x 1/50 x 1%)
     (4)    Proposed maximum aggregate value of transaction:
            $12,771,500

     (5)    Total fee paid:
            $2,554.30


[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)    Amount Previously Paid:  N/A


     (2)    Form, Schedule or Registration Statement No.:  N/A


     (3)    Filing Party:  N/A


     (4)    Date Filed:  N/A


                 BRAUVIN REAL ESTATE FUND L.P. 4
                    30 North LaSalle Street
                        Suite 3100
                  Chicago, Illinois 60602
                        312-759-7660


            SOLICITATION OF VOTE OF LIMITED PARTNERS


Dear Limited Partner:

As discussed more fully in the attached Solicitation
Statement, we are soliciting the vote of Limited Partners to authorize the sale of all the Partnership's existing properties and a subsequent liquidation of the Partnership. Please read the Solicitation Statement carefully before filling out the enclosed
Ballot.

Holders of more than 50% of the outstanding Units must approve the sale of all or substantially all of the Partnership's assets. Only Limited Partners of record at the close of business on ________________, 1999 will be entitled to notice of, and to participate in, the vote. Failure of a Limited Partner to return a Ballot by _______________, 1999 will constitute a vote AGAINST the proposed sale.

If Limited Partners holding a majority of outstanding Units approve the sale, we will aggressively pursue the sale of the properties on the terms described in the Solicitation Statement. Your vote is important. Please sign and date the enclosed
Ballot and return it promptly to the Partnership in the enclosed return envelope.
                               Very truly yours,

                               BRAUVIN REAL ESTATE FUND L.P. 4


                               By:   /s/
                               Jerome J. Brault
                               Jerome J. Brault
                               Managing General Partner

_______________, 1999

                 BRAUVIN REAL ESTATE FUND L.P. 4
                   30 North LaSalle Street
                         Suite 3100
                  Chicago, Illinois 60602
                        312-759-7660

                     SOLICITATION STATEMENT
                     ________________, 1999

This Solicitation Statement is being furnished to the Limited Partners of Brauvin Real Estate Fund L.P. 4, a Delaware limited partnership (the "Partnership"), in connection with the General Partners' solicitation of the votes of the Limited Partners to approve a sale of all of the Partnership's properties either on an individual or group basis (the "Proposed Transaction"), and to subsequently liquidate the Partnership. This authorization is the only authorization that will be solicited by the General Partners in connection with the sale of the Properties (as hereinafter defined). No meeting will be held in connection with this solicitation of votes from the Limited Partners. To be counted, a properly completed Ballot must be received by the Partnership at 30 North LaSalle Street, Suite 3100, Chicago, Illinois 60602 on or before _____________, 1999. Failure of a Limited Partner to return a Ballot by ______________, 1999 will constitute a vote AGAINST the Proposed Transaction. Ballots will not be deemed to have been returned until actually received by the Partnership at the foregoing address.

This Solicitation Statement is made by the General Partners, Brauvin Ventures, Inc. and Jerome J. Brault, on behalf of the Partnership. Solicitation of votes other than by mail may be made by telephone, facsimile or in person by regularly employed officers, agents and employees of the General Partners who will not receive additional compensation for their efforts. The total cost of soliciting votes will be borne by the Partnership.
The General Partners have set _____________, 1999 as the record date for determining the Limited Partners entitled to a Ballot and to vote on the Proposed Transaction. Only the Limited Partners of record at the close of business on _____________, 1999 will be entitled to vote on the Proposed Transaction. A Limited Partner holding Units (as hereinafter defined) of record as of the record date will retain the right to vote on the Proposed Transaction even if such Limited Partner sells or transfers such Units after such date.

The total number of outstanding Units and economic interests
as of December 31, 1998 was 9,550.    Each Limited Partner is
entitled to cast one vote for each Unit owned of record on the record date. There is no established trading market for the Units.

A Limited Partner may revoke its Ballot at any time prior to ______________, 1999 by mailing a properly executed Ballot bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partners. Revocation of a Ballot will be effective upon receipt by the General Partners of either:
(i) an instrument revoking the Ballot; or (ii) a duly executed Ballot bearing a later date. This Solicitation Statement and Ballot were first mailed to Limited Partners on or about _______________, 1999. Votes will be tallied within ten days of
_______________, 1999, and within ten days of the final tally, the General Partners will notify each of the Limited Partners of the outcome of the vote by mail.

                          INTRODUCTION
General Information

If the Proposed Transaction is consummated and all of the Properties are sold, the gross sales price of the Partnership's assets will be no less than $8,940,050. This minimum sales price represents approximately 70% of the cumulative appraised value of the Properties, before deducting any expenses incurred to close the transaction. However, the General Partners will endeavor to maximize the value of the Properties in the marketplace. See "Description of the Proposed Transaction - Description of the Properties" for the appraised market value of each Property and the respective appraisal date.

The General Partners intend to sell all of the Properties, as well as the retail properties of those owned by two affiliated limited partnerships, Brauvin Real Estate Fund L.P. 5 and Brauvin Income Properties L.P. 6, in a single sale. However, if the General Partners believe it is in the best interest of the Limited Partners, the Properties may be sold individually or in any combination provided that the total sales price for the Properties included in the transaction equals or exceeds 70% of the aggregate appraised value for such Properties. The General Partners will not receive any fees in connection with the Proposed Transaction.

The Partnership's Limited Partnership Agreement (the
"Partnership Agreement") provides in Section P.2(e) that the General Partners may not sell or dispose of all, or substantially all, of the Properties without the approval of the Limited Partners owning a majority of the limited partnership interests (excluding non-voting economic interests) of the Partnership (the "Units"), except the sale or disposition of the final Property. For purposes hereof, "Properties" means the real estate, together with the buildings, improvements, equipment, furniture, fixtures and personal property associated therewith, used by the Partnership in the conduct of its business.

As of December 31, 1998, the Partnership had approximately 799
Limited Partners and economic interest holders. Neither the General Partners, nor any of the officers or directors of Brauvin Ventures, Inc., are the beneficial owners of any Units.

Forward-Looking Statements

This Solicitation Statement contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Description of the Proposed Transaction" and "Pro Forma Unaudited Financial Data" as well as within the Solicitation Statement generally. In addition, when used in this Solicitation Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the inability of the General Partners to find a suitable buyer for the Properties, the inability to agree on an acceptable purchase price or contract terms, a decrease in the financial performance of the Properties, the discovery of an environmental condition impacting one or more of the Properties, an economic downturn in the markets in which the Properties are located and other factors set forth in this Solicitation Statement. The Partnership undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect any future events or circumstances.

            DESCRIPTION OF THE PROPOSED TRANSACTION

Background and Recommendation of the General Partners

The General Partners have been reviewing potential sale strategies, including both aggregate sales possibilities and single-property sales, to determine the most profitable and efficient manner to sell the Properties. While the General Partners' marketing efforts have not been aggressive to date, the General Partners intend to increase their efforts upon a majority vote of the Limited Partners in favor of the Proposed Transaction. To that end, the General Partners retained Landauer Associates, Inc. ("Landauer") to assist in the marketing process.

The Partnership has entered into separate engagement letters
(the "Marketing Contracts") with Landauer for the various Properties owned by the Partnership. The Marketing Contracts are structured in two phases: (i) Phase I: due diligence and market pricing analysis; and (ii) Phase II: marketing of the Properties. Phase II is further sub-divided into three sub-phases: (i) pre-marketing; (ii) marketing; and (iii) post-marketing. The total fee for appraisals of the Properties and completion of Phase I of the Marketing Contracts was $28,500. The total fee for Phase II of the Marketing Contracts is contingent on the closing of the sale of the Properties (the "Placement Fee") and the Placement Fee shall be an amount equal to 2% of the gross sales price (sales price without deduction for closing expenses, adjustments or costs) of the Properties. Landauer will provide a credit against the Placement Fee for any fees it received in connection with Phase I of the engagement. Under the Marketing Contracts, Landauer has the exclusive right to represent the Partnership in the sale of the Properties for a period of 12 months. However, the Marketing Contracts may be terminated at anytime by either party upon 30 days written notice to the other party.

Copies of the Marketing Contracts with Landauer will be made available to the Limited Partners upon request.

Landauer, founded in 1946, is an international real estate advisory organization with professionals in the appraisal, consulting and investment banking areas of the commercial real estate industry. The Capital Market Group of Landauer represents clients in structuring their real estate initiatives including the disposition of selected real estate assets, such as retail centers, hotels, office and industrial buildings. Landauer's investor database contains a current list of the most active investors, many of whom are clients of Landauer's many practice areas.

Landauer will employ a marketing plan to attempt to achieve the optimum value for the assets. Initially, Landauer will conduct due diligence on the Properties and prepare a confidential offering memorandum. Once the offering memorandum has been approved, Landauer will embark on marketing the Properties including, but not limited to, print advertising, press releases and contacting current buyers from its investor database. Interest will be sought directly from private investors and firms, insurance and pension funds and publicly owned real estate companies. Landauer will inform the Partnership of any serious interest in the Properties and will work with both buyer and seller to arrive at an agreeable purchase and sale contract. While it is the intent of Landauer to sell all of the retail properties to one buyer, Landauer may recommend to divide the portfolio should it be more prudent.

Landauer represents that it prepared the appraisal reports in conformity with the Uniform Standards of Professional Practice and in accordance with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute. Landauer reviewed lease abstracts, rent rolls, operating budgets and other property data provided by the Partnership. Landauer also conducted an on-site investigation of each Property and its surrounding area.

There are three traditional approaches to value: The Income Approach, the Sales Comparison Approach and the Cost Approach. The applicability of each depends on the characteristics of the subject property and the behavior of market participants as of the date of value. Investment-grade properties, such as the Properties, typically possess detailed and complex physical, legal, locational and economic characteristics. The primary valuation approach employed by buyers and sellers of such properties is the Income Approach. The Income Approach converts the anticipated future benefits of ownership to an expression of present value. For multi-tenant properties, such as the Properties appraised by Landauer, the discounted cash flow analysis technique is typically employed. This technique first projects the anticipated cash flows for the properties over a holding period (normally ten years). The projected cash flows and net residual value are then discounted to an expression of present value at a market-oriented discount rate. In arriving at the appraised market value for the Properties, Landauer placed its greatest reliance on the Income Approach.

Copies of the appraisal reports for the Properties will be made available to the Limited Partners upon request.

The General Partners believe the Proposed Transaction is in the best interests of the Limited Partners at this time and strongly recommend a vote in favor of the Proposed Transaction due to the: (1) improved conditions for the sale of the Properties; (2) lack of an established trading market for the Units; (3) limited representations and warranties anticipated to be made to the buyers; (4) majority approval requirement; and (5) return of a portion of the outstanding capital contribution. See "Description of the Proposed Transaction -- Advantages to the Limited Partners."

Description of the Properties

For the purpose of the information disclosed in this section, the following terms are defined as follows:

     Occupancy Rate: The occupancy rate is defined as the occupied square footage as of December 31, divided by the total square footage excluding square footage of outparcels, if any.

     Average Annual Base Rent Per Square Footage: The average annual base rent per square footage is defined as the total effective base rental income for the year divided by the Average Square Footage Occupied excluding outparcels, if any.

     Average Square Footage Occupied: The average square footage occupied is calculated by averaging the occupied square footage at the beginning of the year with the occupied square footage at the end of the year excluding outparcels, if any.

    The Partnership currently owns the Properties described below:

(a)    Raleigh Springs Marketplace ("Raleigh Springs")

On June 26, 1985, the Partnership acquired Raleigh Springs, located in Memphis, Tennessee, for $7,486,800. Raleigh Springs is a community shopping center with approximately 114,000 rentable square footage. Raleigh Springs was constructed in two phases. Phase I was completed in 1984 and Phase II was completed in 1985. Raleigh Springs was 95% occupied at December 31, 1998. The national anchor tenant was Toys "R" Us.

Raleigh Springs had an appraised market value of $6,800,000, as of October 22, 1998.

Raleigh Springs is secured by a first mortgage loan on Phase
I in the amount of $5,186,800 (the "Raleigh Springs First Mortgage Loan"). The Raleigh Springs First Mortgage Loan bears interest at the rate of 10.00% per annum, is amortized over a 25 year period, requires monthly payments of principal and interest and matures on October 1, 1999. The outstanding mortgage balance encumbered by the property was $4,759,142 at December 31, 1998.

The Partnership may prepay the Raleigh Springs First Mortgage
Loan, in full only, with interest to the date of such prepayment, at any time during the term of such loan on 60 days prior written notice plus a prepayment premium equal to the greater of: (a) 1% of the then-outstanding balance due under the Raleigh Springs First Mortgage Loan; and (b) the difference between the interest rate of the loan and the current yield, on the date of such prepayment, of the U.S. Treasury Note closest in maturity to the remaining term of the Raleigh Springs First Mortgage Loan, multiplied by: (x) the loan amount and (y) the number of years (or fraction thereof) remaining in the term of the Raleigh Springs First Mortgage Loan. In the event that the Treasury Note yield is greater than the interest rate of the Raleigh Springs First Mortgage Loan, there will be no discount as provided above.

The occupancy rate and average annual base rent per square foot at December 31 for the last two years were as follows:

                             1998                   1997
Occupancy Rate                95%                    78%

Average Annual Base Rent Per
   Square Footage            $8.39                  $8.28

Raleigh Springs has one tenant which occupies ten percent or more of the rentable square footage. The following is a summary of the tenant rent roll at December 31, 1998:


 Tenant       Square       Annual        Lease         Renewal   Nature of
              Footage     Base Rent    Expiration Date  Options   Business

Toys"R"Us     36,416      $218,496       10/2017     10/5 yrs.ea. Toy Store
Others        71,854       607,969       Various       Various
Vacant         6,000           ---
             114,270      $826,465

(b)    Fortune Professional Building ("Fortune")
On September 15, 1985, the Partnership acquired Fortune, located in Albuquerque, New Mexico for approximately $1,888,000. Fortune is a two-story office building with approximately 28,000 rentable square footage. Fortune was 80% occupied at December 31, 1998. Management of the Partnership is actively marketing the vacant space.

Fortune had an appraised market value of $1,660,000, as of 0ctober 14, 1998.

Fortune is secured by a first mortgage loan in the amount of $875,000 (the "Fortune First Mortgage Loan") from American National Bank and Trust Company ("American National Bank"). The Fortune First Mortgage Loan bears interest based on American National Bank's prime rate, is amortized over a 15 year period, requires monthly payments of principal and interest and matures on June 30, 1999 at which time a balloon mortgage payment in the amount of approximately $758,300 will be due. The outstanding balance of the Fortune First Mortgage Loan was $787,484 at December 31, 1998.

The Partnership may prepay the Fortune First Mortgage First
Mortgage Loan, at any time, in whole or in part, without premium or penalty.

The occupancy rate and average annual base rent per square foot at December 31 for the last two years were as follows:

                                    1998            1997

Occupancy Rate                       80%             75%
Average Annual Base
  Rent Per Square Footage         $10.34          $10.98

Fortune has no tenants which individually occupy ten percent or more of the rentable square footage. The following is a summary of the tenant rent roll at December 31, 1998:

 Tenant       Square       Annual        Lease         Renewal   Nature of
              Footage     Base Rent   Expiration Date  Options   Business

Others         22,798       $229,447    Various        Various    Various
Vacant          5,800             --
               28,598       $229,447

(c)    Strawberry Fields Shopping Center ("Strawberry Fields")

On December 12, 1985, the Partnership and Brauvin Real Estate
Fund L.P. 5 ("BREF 5"), an affiliated public real estate limited partnership, formed a joint venture (the "Strawberry Joint Venture") to purchase Strawberry Fields located in West Palm Beach, Florida for $9,875,000. The Partnership has a 58% interest and BREF 5 has a 42% interest in the Strawberry Joint Venture. Strawberry Fields is a neighborhood retail development constructed on an 11.87 acre site in 1985. Strawberry Fields' main building contains 103,614 square feet of retail space and is complemented by two outparcel sites, plus an older 5,400 square foot Uniroyal tire and automotive outlet. The outparcel sites are leased to Taco Bell, a division of Tricon Global, and Flagler National Bank. Strawberry Fields was 86% occupied at December 31, 1998.

Strawberry Fields had an appraised market value of $4,800,000, as of November 1, 1998. The appraised market value attributable to the Partnership pursuant to its 58% interest in the Strawberry
Joint Venture was $2,784,000.

Strawberry Fields is secured by a first mortgage loan in the amount $6,000,000 (the "Strawberry Fields First Mortgage Loan") from Lutheran Brotherhood ("Lutheran Brotherhood"). The Strawberry Fields First Mortgage Loan bears interest at the rate of 7% per annum, is amortized over an 18 year period and matures on December 31, 1999. The outstanding mortgage balance encumbered by this property was $5,454,205 at December 31, 1998.

There is no prepayment penalty for the Strawberry Fields First
Mortgage Loan.

The occupancy rate and average annual base rent per square foot at December 31 for the last two years were as follows:

                                 1998                    1997

Occupancy Rate                   86%                      86%
Average Annual Base
  Rent Per Square Footage       $7.36                   $7.63

Strawberry Fields has one tenant which occupies ten percent or more of the rentable square footage. The following is a summary of the tenant rent roll at December 31, 1998:

                         Annual     Lease
                 Square    Base    Expiration  Renewal    Nature of
Tenant           Feet      Rent      Date      Options    Business

Florida Choice
(sublet by Syms) 54,300  $380,100   3/2005  8/5 yrs ea.   Discount
                                                          Clothing

Others           34,684   279,771   Various   Various

Vacant           14,630       --
                103,614  $659,871

(d)    Sabal Palm Square ("Sabal Palm")

On October 31, 1986, the Partnership and BREF 5 formed a joint venture (the "Sabal Joint Venture") to purchase Sabal Palm, a shopping center in Palm Bay, Florida, for $5,924,000. The Partnership has a 47% interest and BREF 5 has a 53% interest in the Sabal Joint Venture. Sabal Palm is a neighborhood shopping center consisting of approximately 89,000 square feet of retail space situated on approximately 9.7 acres of land. Sabal Palm was constructed in 1985 and is anchored by a Winn-Dixie food store and Walgreens. Winn-Dixie completed an approximately 6,500 square foot expansion in the fourth quarter of 1992. Sabal Palm has several outparcels, which are not owned by the Partnership, but which add to the center's appearance and customer activity. Sabal Palm was 96% economically occupied at December 31, 1998.

Sabal Palm had an appraised market value of $3,250,000, as of November 1, 1998. The appraised market value attributable to the Partnership pursuant to its 47% interest in the Sabal Joint Venture was $1,527,500.

Sabal Palm is secured by a first mortgage loan in the amount of $3,200,000 (the "Sabal Palm First Mortgage Loan") from NationsBanc Mortgage Capital Corporation ('NationsBanc"). The Sabal Palm First Mortgage Loan bears interest at the rate of 8.93% per annum, is amortized over a 25 year period, requires monthly payments of principal and interest of approximately $26,700 and matures on March 26, 2002. The outstanding mortgage balance encumbered by the property was $3,145,598 at December 31, 1998.

Through September 30, 2001, the Partnership has the right, upon 60 days prior written notice, to prepay, in full only, the unpaid principal balance of the Sabal Palm First Mortgage Loan on the last business day before a scheduled monthly payment date by paying, in addition to the unpaid principal balance, and all accrued interest and any other sums due NationsBanc at the time of such prepayment, a prepayment premium equal to the greater of: (i) 1% of the entire unpaid principal balance of the Sabal Palm First Mortgage Loan; or (ii) yield maintenance fee pursuant to a formula set forth in the Sabal Palm First Mortgage Loan.

The occupancy rate and average annual base rental per square foot at December 31 for the last two years were as follows:

                                 1998              1997

Occupancy Rate                    96%               95%
Average Annual Base
 Rental Per Square Footage      $6.56             $6.32

Sabal Palm has two tenants which individually occupy 10% or more of the net rentable square footage. The following is a summary of the tenant rent roll at December 31, 1998:


                         Annual     Lease
             Square       Base    Expiration    Renewal    Nature of
Tenant        Feet        Rent      Date        Options     Business

Winn-Dixie    41,983    $142,406    4/2005     5/5 yrs ea.  Food Store
Walgreens     13,000      81,252    4/2025     2/5 yrs ea.  Drug Store
Others        30,650     334,474    Various    Various
Vacant         3,300      --
              88,933    $558,132

Terms and Consideration

If the Proposed Transaction is consummated for all of the Properties, the consideration will be at least $8,940,050 (the "Minimum Price"), before deducting all closing fees and other necessary expenses, the sum of which is estimated at 6% of the final sales price. Any potential buyer will agree, subject to the terms and conditions set by the Partnership in its bid package, to acquire either: (i) all the Properties set forth above for an aggregate purchase price equal to at least the Minimum Price; or
(ii) less than all the Properties for a purchase price at least equal to 70% of the cumulative sum of the appraised value for such Properties.

The General Partners intend to sell the Properties under a closed bid process. Such a process will include identification of target buyers with proven financing ability and performance of certain evaluations of the Properties, such as environmental testing. Potential buyers will be requested to sign confidentiality agreements to safeguard the Partnership's confidential and proprietary information. Sealed bids will be requested. Each bid must be all cash, completely unconditional and accompanied by a substantial deposit.

The General Partners will attempt to sell the Properties on the most favorable terms that the General Partners are able to negotiate, but in no event will the General Partners accept a sale price for a group sale of all of the Properties which is less than the Minimum Price, nor a sales price for a sale of less than all of the Properties which is less than 70% of the cumulative appraised value of those Properties nor less than the existing first mortgage debt on a property by property basis. Note that in a group sale of two or more Properties, certain individual Properties may be sold for less than 70% of their appraised value if other Properties in the group can be sold at a high enough price to meet the cumulative minimum of 70% of appraised value of all such Properties.

If the Proposed Transaction is approved, the General Partners intend to conduct the sale in an aggressive and efficient manner, followed by timely distributions to Limited Partners. Accordingly, the General Partners have established the following time line goals for completion of the Proposed Transaction:
   ___________, 1999          Deadline for receipt of Ballots

   ___________, 1999          Send bid packages to prospective buyers

   ___________, 1999          Deadline for receipt of bid proposals

   ___________, 1999          Closing of Proposed Transaction

   ___________, 1999          Final Distribution to Limited Partners

The foregoing are the General Partners' goals for and estimates of the time required for each step of the Proposed
Transaction. Various delays may be encountered which could result in a later closing date or distribution date.

Advantages to the Limited Partners

Improved Conditions for the Sale of the Properties. As the economic well-being of consumers has increased as a result of full employment and strong financial markets, commercial tenants have seen increased customer traffic. As a result, in many real estate markets, prices for commercial properties have been increasing.

Lack of an Established Trading Market. There is currently no active or established trading market for Units. The Proposed Transaction would provide an efficient and cost effective manner for Limited Partners to realize the value of their Units without having to comply with the conditions and restrictions of selling their Units individually. The General Partners believe that the Proposed Transaction is the most attractive opportunity for the Limited Partners to obtain the value of their Units because the Properties will be sold in a competitive bid process. Selling Units individually may require selling at a price below the appraised value to attract a buyer for an illiquid investment. The General Partners also believe that the Proposed Transaction is likely to result in a higher value to Limited Partners than a tender offer for Units, because such tender offers usually reflect a substantial discount for lack of marketability of the Units and the profit requirements of the offeror.

Limited Representations and Warranties. The Partnership will only be required to make limited representations and warranties to the buyer as to the condition of the Properties, thereby eliminating the need to establish a substantial escrow of funds as is typically required in merger transactions or asset sales in accordance with Section V.1(b) of the Partnership Agreement. This will allow greater net proceeds to be paid to the Limited Partners at the time of the sale and, thereafter, to be invested by the Limited Partners in other investments.

Majority Approval Requirement. The vote of a majority of the Limited Partners is required to approve the Proposed Transaction. As a result of the majority approval requirement, the Proposed Transaction will only be effected if it is approved by persons who are not affiliated with the buyer and, therefore, not subject to a conflict of interest.

Return of Capital. The distribution of net proceeds from the Proposed Transaction will provide the Limited Partners a cash return of a portion of their capital contribution to the Partnership. Such proceeds can then be reinvested by the Limited Partners in other investments that could possibly yield a higher return than the investment in the Partnership.

Disadvantages to Limited Partners

While the General Partners believe that the Proposed
Transaction would be in the best interests of the Limited Partners, each Limited Partner should consider the following factors in evaluating the Proposed Transaction. Upon the completion of the liquidation, Limited Partners will no longer be eligible to receive future distributions of cash flows from operations since the Partnership will no longer be operating the Properties. However, Limited Partners will receive a distribution of the net proceeds from the sale of the Properties, after deduction of certain expenses and fees as described above. Limited Partners will be subject to capital gains taxes to the extent the sales price per Unit exceeds the Limited Partner's adjusted tax basis in each Unit. Finally, Limited Partners will not benefit from future appreciation, if any, in the value of the Properties if the Properties are sold.

Security Ownership of Certain Beneficial Owners and Management
MP Value Fund 4 L.P. is the owner of 5.88220% and Accelerated
High Yield Institutional Investors, Ltd., is the owner of 5.44504% of limited economic rights ("Limited Rights") in the Partnership (collectively, the "Economic Investors"). As owners of Limited Rights, the Economic Investors have economic rights to receive Partnership distributions and allocations of profits and losses subject to the terms of the Partnership Agreement. However, the Economic Investors have no voting privileges.

Accounting Treatment of the Proposed Transaction

If the Proposed Transaction is approved by the Limited
Partners, the Partnership will cease the operational phase of the Partnership's cycle and begin the liquidation phase with the sale of the properties. In accordance with generally accepted accounting principles, the Partnership's financial statements will then be prepared on a liquidation basis. Accordingly, the carrying value of the assets will be presented at the estimated realizable amounts and all liabilities will be presented at estimated settlement amounts, including estimated costs associated with carrying out the liquidation. Preparation of the financial statements on a liquidation basis requires significant assumptions by management, including assumptions regarding the amount that creditors would agree to accept in settlement of obligations due them, the estimate of liquidation costs to be incurred and the resolution of contingent liabilities, including tax liabilities resulting from the liquidation. There may be differences between the assumptions and the actual results because events and circumstances frequently do not occur as expected.

  FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

The following is a summary of the material federal income tax consequences to a Limited Partner which may result from the Proposed Transaction. This summary is not intended as a substitute for careful tax planning, and consequences may vary according to each Limited Partner's individual circumstances.

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), as well as currently existing regulations thereunder, judicial decisions and current administrative rules and practices. The following discussion does not discuss the impact, if any, that state, local or foreign taxes may have on the Proposed Transaction. Furthermore, no assurance can be given as to the accuracy or completeness of this summary.

Taxation of Partnerships in General

An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Rather, income or loss "flows through" the partnership to the partners, who are taxed individually on their allocable shares of partnership income, gain, loss or deduction. However, the partnership is a tax reporting entity that must file an annual return disclosing the partnership's gain or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. Each partner is required to treat partnership items on its tax return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its allocable share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year.

Basis of Partnership Interests

A partner's basis in its Unit is equal to its cost for such Unit, reduced by its allocable share of: (i) partnership distributions, (ii) taxable losses and (iii) expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and increased by its allocable share of: (i) partnership taxable profits, (ii) income of the partnership exempt from tax and (iii) additional contributions to the partnership. For purposes of determining basis, an increase in a partner's share of partnership liability is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liability is treated as distribution of money from the partnership. Generally, a partner may not take non-recourse liabilities into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner has any personal liability, in general, the partner's allocable share of the non-recourse liability will be taken into account to determine basis.

Effect of the Proposed Transaction

The Proposed Transaction will be a taxable event to the Limited Partners. Gain or loss on a sale generally will be measured by the difference between the amount realized and the adjusted basis of the assets that are sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liability from which the partnership is discharged as a result of the sale. The adjusted basis of property is generally the initial tax basis less deductions, allowed or allowable, for depreciation.

A substantial portion of the assets to be sold, including buildings, land and equipment, which were held for more than one year are expected to be treated as "section 1231 assets." Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets would be combined with any other section 1231 gains or losses incurred by the Partnership in that year, and the section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement.

Effect of Liquidation

Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent that the amount of cash, plus the fair market value of any marketable securities, distributed to it exceeds the partner's basis in its Units at the time of distribution. Any gain or loss which a Limited Partner recognizes from a liquidating distribution is generally taxed as capital gain or loss. However, any income or loss received from the normal operations of the partnership during the year of liquidation may constitute ordinary income or loss.

Any capital gain or loss will be treated as long-term if the Limited Partner has held its Units for more than one year when the liquidation is consummated. For non-corporate Limited Partners, long-term capital gains are generally taxed at a 20% rate. If the Limited Partner has held its Units for one year or less, any gain will be a short-term capital gain. Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income. Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations.

Exempt Employee Trusts and Individual Retirement Accounts

Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that are not derived from "debt-financed property" as defined in Section 514 of the Code. If, as the Partnership believes, the Properties are not characterized as "inventory," and are not held primarily for sale to customers in the ordinary course of the Partnership's business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership's temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS AND THE EFFECTS OF THIS TRANSACTION AS TO FEDERAL, STATE, LOCAL AND FOREIGN TAXES INCLUDING, BUT NOT LIMITED TO, INCOME AND ESTATE TAXES.
        DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

Upon completion of the Proposed Transaction, the Partnership will be dissolved and its business wound up in accordance with
Section V of the Partnership Agreement. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partners in the manner set forth in the Partnership Agreement.

While the Minimum Price provides a floor on the amounts to be received in the proposed sale, the General Partners believe that there is a reasonable likelihood that the Properties will actually be sold at or above their appraised values. The General Partners estimate that a sale of the Properties at the appraised values, after deducting all expenses associated with this solicitation, the sale of Properties and establishment of required reserves, will result in a liquidating distribution to the Limited Partners of approximately $320.03 per Unit. If a final liquidating distribution of $320.03 per Unit is achieved, the Limited Partners will have received a total of $565 to $531 per Unit in distributions over the life of the Partnership (from the first Unit sold in 1984 to the last Unit sold in December 1984). For additional information regarding the calculation of the estimated liquidating distributions, if any, upon a sale at the Minimum Value, the appraised value, and at 10% above the appraised value, see "Notes to Unaudited Pro Forma Financial Statements" below.

Upon completion of the distribution of the Partnership's funds and the liquidation of the Partnership, the General Partners will execute and record a Certificate of Cancellation of the Partnership, and the legal existence of the Partnership will cease.

                    REGULATORY REQUIREMENTS

Other than the requirement under Delaware law that the Partnership file a Certificate of Cancellation to dissolve the Partnership, there are no federal or state regulatory requirements that apply to the Proposed Transaction.

                     Available Information

The Units are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, the Partnership is subject to the informational filing requirements of the Exchange Act, and in accordance therewith, is obligated to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Comprehensive financial information is included in the Partnership's Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and other documents filed by the Partnership with the Commission, including the 1998 Annual Report on Form 10-KSB. Such reports and other information should be available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains an internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Partnership's electronic filings are publicly available on the internet at http://www.sec.gov/.

The Corporate General Partner, Brauvin Ventures, Inc., is a privately held company and is not subject to the reporting requirements of the Exchange Act.

       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Partnership with the Commission are hereby incorporated in this Solicitation Statement by reference:

Annual Report on Form 10-KSB for the year ended December 31,
1998 and Quarterly Report on Form 10-QSB for the quarter ended
March 31, 1999.

All reports and other documents filed by the Partnership after the date of this Solicitation Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the final date on which Ballots may be received shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Solicitation Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Solicitation Statement.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Solicitation Statement modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Solicitation Statement.

The Partnership will provide, without charge, to each person to whom a copy of this Solicitation Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such documents are specifically incorporated by reference into the information this Solicitation Statement incorporates), as well as the Landauer Marketing Contracts and the appraisals. Written and telephone requests for such copies should be addressed to the Partnership at its principal executive office at 30 North LaSalle Street, Suite 3100, Chicago, Illinois 60602, telephone number (312) 759-7660. All such requests will be sent by first class mail or other equally prompt means within one business day of receipt of such request.


               PRO FORMA UNAUDITED FINANCIAL DATA

The following unaudited pro forma balance sheet assumes that as of December 31, 1998, the Partnership had sold the Properties at the Minimum Value, the appraised value and 10% above the appraised value, and liquidated the Partnership. The funds available for distributions to the Partners based on the appraised value, adjusting for payment of liabilities of the Partnership, expenses and prorations of sale and expenses of liquidation, are expected to total approximately $3,056,317.

The unaudited pro forma balance sheet should be read in conjunction with the appropriate notes to the unaudited pro forma financial data.

ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL DATA IS
BASED UPON AMOUNTS AS OF DECEMBER 31, 1998. FINAL RESULTS MAY
DIFFER FROM SUCH INFORMATION.

                BRAUVIN REAL ESTATE FUND L.P. 4,
                 a Delaware limited partnership

                  PRO FORMA LIQUIDATION BASIS
      STATEMENT OF NET (LIABILITIES) ASSETS IN LIQUIDATION
                       December 31, 1998
                          (Unaudited)

                        Based on        Based on          Based on
                         70% of          100% of           110% of
                     Appraised Value  Appraised Value   Appraised Value

ASSETS:

Investment in Sabal
 Palm Joint Venture        $(361,607)           $85,187           $119,722

Cash and cash equivalents    752,613            752,613            752,613

Real estate held for sale  8,960,325         12,824,250         14,112,225

Rent receivable (net)        193,998            193,998            193,998

Escrow deposits               14,392             14,392             14,392

Other assets                   4,037              4,037              4,037


           Total Assets   $9,563,758        $13,874,477        $15,196,987

LIABILITIES:

Mortgage notes payable   $11,000,831        $11,000,831        $11,000,831

Accounts payable
and accrued exp.             190,463            190,463            190,463

Tenant security deposits      63,878             63,878             63,878

Deferred gain                      0            892,962          2,064,156

Estimated losses
through liquidation          213,785            213,785            213,785

Due to affiliates             45,331             45,331             45,331


Minority Interest in
Strawberry Joint Venture    (947,957)          (358,277)          (316,658)


      Total Liabilities   10,566,331         12,048,973         13,261,786

Net (liabilities) assets
in liquidation          $ (1,002,573)       $ 1,825,504        $ 1,935,201


See accompanying notes to pro forma financial statements.


                    BRAUVIN REAL ESTATE FUND L.P. 4
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


(1)    Basis of Presentation

The pro forma financial statements have been prepared under the assumption that the Limited Partners have approved the Proposed Transaction, and in accordance with generally accepted accounting principles, the liquidation basis of accounting has been adopted. Accordingly, the carrying value of the assets are presented at the estimated realizable amounts and all liabilities are presented at estimated settlement amounts, including estimated costs associated with completing the liquidation. Preparation of the financial statements on a liquidation basis requires significant assumptions by management, including assumptions regarding the amount that creditors would agree to accept in settlement of obligations due them, the estimate of liquidation costs to be incurred and the resolution of contingent liabilities, including tax liabilities resulting from the liquidation. There may be differences between the assumptions and the actual results because events and circumstances frequently do not occur as expected.

(2) Reconciliation of net assets in liquidation and total distribution upon liquidation

The difference between the net assets in liquidation and total distribution upon liquidation is primarily the result of the liquidation of the Strawberry Joint Venture and the Sabal Joint Venture. Under any of the value assumptions used in the pro forma financial statements, the Strawberry Joint Venture will not be able to fully repay all of its debts (which primarily consists of the nonrecourse first mortgage loan). However, under generally accepted accounting principles, the Partnership is unable to recognize this event until it is realized. Likewise, the same is true for the Sabal Joint Venture under the assumption that the property is disposed of under the 70% of appraised value scenario.  When these items are recognized they will have the effect of increasing net assets in liquidation and thus increasing the total distribution upon liquidation.

(3)    Value assumptions

Three separate property sale scenarios, based upon the Landauer appraisals, have been presented in the pro forma financial statements. The scenarios represent the sale of the properties at 70%, 100% and 110% of the appraised values. Additionally, as stated in Note 1 above, under the liquidation basis of accounting the real estate held for sale presented in the pro forma financial statements is recorded at the net realizable amount (which includes the estimated amounts associated with the sale of the property).


                  BRAUVIN REAL ESTATE FUND L.P. 4
                   a Delaware limited partnership

                             BALLOT

The undersigned Limited Partner acknowledges receipt of the Solicitation Statement dated ____________, 1999 respecting the proposed sale of the Partnership's Properties and the subsequent liquidation of the Partnership. The undersigned Limited Partner understands that the General Partners are seeking the approval of the Limited Partners to a sale of the Partnership's properties at a Minimum Sale Price of $8,940,050, to one or more buyers.

The General Partners recommend a vote FOR a sale of the Partnership's
Properties.

THIS PROPOSED SALE OF THE PARTNERSHIP'S PROPERTIES REQUIRES THE
APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK
INK TO INDICATE YOUR VOTE ON THIS MATTER.

   Vote Regarding the Sale of the Partnership's Properties: proposal to authorize the General Partners to sell all of the Partnership's Properties at a gross purchase price of not less than $8,940,050. Approval of a sale of the Partnership's Properties will also be deemed a vote for the termination and dissolution of the Partnership (upon completion of the sale).

     FOR [  ]    AGAINST [  ]        ABSTAIN [  ]

       ______________________________     Date:______________
       Signature of Unit Holder

       ______________________________
       Print Name

[LABEL]
       ______________________________     Date:______________
       Signature of Unit Holder, if held
       jointly

       ______________________________
       Print Name

THIS BALLOT MUST BE RECEIVED BY THE GENERAL PARTNERS ON OR BEFORE
__________, 1999. ALL BALLOTS NOT RECEIVED, OR RECEIVED AFTER __________, 1999, SHALL NOT BE COUNTED.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE ABOVE LABEL REPRESENTING YOUR PARTNERSHIP INTEREST(S). WHEN SUCH INTEREST(S) ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE HAVE SIGNED IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE HAVE SIGNED IN THE PARTNERSHIP'S NAME BY AN AUTHORIZED PERSON.